Exhibit (a)(5)(ii)

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Certain BlackRock Funds Announce Expiration and Preliminary Results of Tender Offers

New York, February 21, 2025 – The BlackRock closed-end funds (the “Funds”) listed below announced today the expiration and preliminary results of each Fund’s tender offer (each, a “Tender Offer”) for up to 2.5% of its outstanding common shares (the “Shares”).

Each Tender Offer commenced on January 22, 2025 and expired at 5:00 p.m. Eastern time on February 21, 2025.

Based on preliminary information, the number of Shares properly tendered for each Fund and not withdrawn is noted in the table below.

Fund Name	Ticker	CUSIP	Shares Offered for Repurchase	Shares Tendered (Preliminary Results)

BlackRock MuniVest Fund, Inc.	MVF	09253R105	1,507,842	23,258,037

BlackRock Health Sciences Trust	BME	09250W107	331,387	1,188,063

BlackRock Energy and Resources Trust	BGR	09250U101	652,722	3,894,759

BlackRock Enhanced Large Cap Core Fund, Inc.	CII	09256A109	1,049,179	4,275,883

Based on the preliminary results shown above, because the Tender Offer was oversubscribed for each Fund, the relative number of Shares that will be purchased from each shareholder is expected to be prorated based on the number of Shares properly tendered for the Fund. The purchase price of properly tendered and accepted Shares for each Fund will be 98% of the Fund’s net asset value (“NAV”) as of the close of regular trading on the New York Stock Exchange on February 24, 2025, the business day immediately following the expiration date of the Tender Offer. The above-indicated results are based on preliminary information, are subject to adjustment and should not be regarded as final. Each Fund expects to announce the final results of its Tender Offer, including the pro-ration factor, if applicable, on or about February 24, 2025.

Questions regarding the Tender Offers may be directed to Georgeson LLC, the Information Agent for the Tender Offers, toll free at the numbers disclosed in each Fund’s Offer to Purchase.

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell any common shares of the Funds. The offer to purchase a Fund’s common shares was made only pursuant to an offer to purchase, a related letter of transmittal and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to a tender offer statement on Schedule TO. Shareholders may obtain a free copy of the offer to purchase and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the applicable Fund.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

Availability of Fund Updates

BlackRock will update performance and certain other data for the Funds on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Funds. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Funds and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or a Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to a Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Funds, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Funds or in a Fund’s net asset value; (2) the relative and absolute investment performance of a Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to a Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Funds with the SEC are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Funds. The information contained on BlackRock’s website is not a part of this press release.

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